Dear Dr. Varvara Grichko:

We are pleased to inform you that after careful consideration HydroDynamic Technology, Inc. ("Company") have decided to extend this offer of employment. This letter sets forth the terms of the offer which, if you accept, will govern your employment.

You will be employed in the position of Director, Chemical and Analytical Department and will report to the CEO. Your first day of employment will be on April 30, 2008. Your responsibilities will be to develop technologies to be conducted on Company proprietary hardware, and supervise personnel involved in this development. You will also perform additional tasks as directed by the Company from time to time.

Your compensation will be a salary stipulated in Exhibit A (Confidentiality and Inventions Assignment Agreement), incorporated herein by this reference.

Our employment relationship will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any reason or for no reason.

In the event a dispute does arise, this letter, including the validity, interpretation, construction, and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California Jurisdiction for resolution of any disputes shall be solely in the County of Los Angeles.

You also will be subject to the Company's Confidentiality and Invention Assignment Agreement, which is enclosed with this letter as Exhibit A and must be signed and returned to the Company. You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services.

Upon your acceptance, this letter and any exhibits thereto will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by writing and which is signed by both you and, on behalf of the Company, by a duly authorized officer.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to the Company prior to August 25, 2008. We hope you accept this offer and look forward to your coming on board.

HYDRODYNAMIC TECHNOLOGY, INC.	Employee
By ______________________	______________________
Roman Gordon, CEO	Varvara Grichko

Address: 11711 Collett Ave., Apt. 2025
Riverside, CA 92505

Exhibit A

Confidentiality and Invention Assignment Agreement

This Confidentiality and Invention Assignment Agreement is effective April 30, 2008 between Hydrodynamic Technology, Inc. ("Company") and Varvara Grichko ("Employee").

1.0 **Intellectual Property:** Confidentiality Obligations

1.1 For purposes of this Agreement "Confidential Information" means any information disclosed to Employess by Company, including but not limited to all technical and non-technical information, information regarding (a) patent and patent applications, (b) trade secret, and (c) proprietary information—ideas, samples, media, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the Company's current, future, and proposed products and services, and including, without limitation, Company's information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans and information the Company provides regarding third parties. All information should reasonably be considered Confidential Information in light of the facts and circumstances surrounding disclosure.

1.2 Confidential Information shall not, however, include any information the Employee can establish (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Employee by Company; (ii) becomes publicly known and made generally available after disclosure to Employee by Company through no action or inaction of Employee; or (iii) is in the possession of Employee, without confidentiality restrictions, at the time of disclosure by Company as shown by the Employee's files and records immediately prior to the time of disclosure.

1.3 Employee agrees to keep confidential all Company Confidential Information or information which results from Employee's work with the Company. Employee agrees not to disclose the same to others without the prior approval in writing by company officers.

1.4 At the end of employment, or if this Agreement is otherwise terminated and/or canceled, Employee shall immediately return to Company any Confidential Information and all copies thereof provided to Employee under this Agreement and Employee shall certify compliance with this provision. This condition is applicable to all intellectual property that is conceived during the term of this Agreement.

1.5 Employee agrees that upon termination of this Agreement, the obligation to keep confidential as defined herein is a continuing one until such obligation is released by the Company. Such release by Employee, however, shall not unreasonably be withheld

to permit Employee to utilize the talents and expertise possessed at the time of signing this Agreement.

1.6 The Company requests and Employee agrees not utilize, provide, make available to others any prior Confidential Information that is subject to any prior prohibition so that at all times during this engagement, Employee shall be free from allegation that Employee misused Confidential Information of another provided by Employee.

2. **Disclosure and Ownership of Intellectual Property**

2.1 Employee agrees to promptly disclose to Company, using the Company's invention disclosure form, any intellectual property, inventions or improvements conceived, developed, or reduced to practice in whole or in part, either alone or jointly with others in connection with work carried out under this Agreement as described herein, or within six months thereafter in the course of or as a result of work done hereunder, or as a result of information supplied to Employee, directly or indirectly by the Company.

2.2 In consideration of the compensation detailed in Section 9 and other good and valuable consideration, the adequacy of which is hereby acknowledged, Employee agrees to assign to the Company or its designee, Employee's entire right, title and interest in and to any all such inventions and improvements and to execute such documents as may be required to file any application and to obtain patents or improvements, as to all Intellectual Property rights in the United States of America and throughout the world. Employee agrees that the obligation to execute such documents is a continuing one for protecting or perfecting ownership rights in any Intellectual Property developed in connection with the work carried out under this Agreement, and shall do so at any time including after the termination of this Agreement without cost except for reimbursement of reasonable expenses. Employee's time for such activities shall be paid at the rate specified in Section 9.

2.3 Employee warrants that she does not have any commitments to others under which she is obligated to assign to such others inventions of improvements, or rights therein, in conflict with the obligations to Company hereunder, except as may be disclosed in writing to Company within three days of the signing of this Agreement.

2.4 Employee shall provide Company with a written list identifying any intellectual property that has already been developed which is to be excluded from this Agreement within three business days of execution of this Agreement. Such list shall reference this Agreement by name and this paragraph by number and title. Intellectual Property not appearing on said list may be subject to the terms of this Agreement. Employee agrees that intellectual property which belongs to another party will not knowingly be used in performance of this Agreement without securing appropriate rights to such intellectual property.

3. Inventorship

3.1 Employee acknowledges and agrees that inventorship of any invention is a legal issue that will be determined on the basis of the applicable legal standards by Company's designated patent attorney or patent agent.

4. Royalties

4.1 Employee agrees that the payments of Section 9 hereafter are full and complete compensation for all obligations assumed by Employee hereunder and for all inventions, improvements and patent rights assigned under this Agreement.

4.2 However, notwithstanding the provisions of 4.1 above, in further consideration of assignment of inventions and other Intellectual Property to Company, Company shall share with Employee the royalties it receives from patents. Employee 's royalty compensation is intended to promote inventorship and spur creativity. The legal named inventor shall receive an amount equal to 5% of actual gross royalties received after expenses incurred in obtaining the patent are deducted from the royalty stream in the first year and 3% of actual gross royalties received each subsequent year. Specific provisions, however, may be necessary for royalty distribution regarding patents developed in connection with sponsored research, and such provisions take priority over the provisions of this Agreement in the event of a conflict. In the case of multiple inventors and/or co- inventors, the same formula will apply to each named inventor and each inventor shall receive an amount equal to 5% of actual gross royalties received in the first year and 3% of actual gross royalties received each subsequent year.
The remaining percentage of gross royalties received as a result of patents will be utilized by the Company. Payment of royalty fees shall be made on a semiannual basis. Upon termination or conclusion of employment with Company, Employee will continue to receive royalty fees as consideration for maintaining the confidentiality of information defined herein as confidential.

5. Written Records

5.1 Employee agrees to maintain written records of all activities relating to inventions conceived or reduced to practice during the period of this Agreement. Such records shall be maintained in a manner that is permanent and unaltered and shall be witnessed periodically.

6. Patent Application Costs and Decisions:

6.1 Employee and Company agree that the Company shall pay all initial costs of preparation of patent applications, prosecution of same and subsequent maintenance fees and annuities. Such expenses shall be deducted from royalties actually received prior to making royalty payments as described in section 4.2, in Company's sole discretion using resources and processes defined solely by Company, shall decide all matters relating to filing, prosecution, licensing, litigation, maintenance, foreign filing, abandonment, and

maintenance of such patent applications and subsequently issued patents. Such determinations shall be final.

8.

8.1 Employee shall be eligible to participate in any benefits extended by Company to its employees except as specifically stated in this Agreement.

9. **Compensation**

9.1 The Company will compensate Employee for part-time employment at the end of the biweekly compensation cycle according to the following schedule:

Part Time Rate:

1. $ 2,000 biweekly in cash
2. 2,000 shares per month in form of Company's stock (payable once per year)
3. Stock option plan

Expenses: with prior written approval

9.2 Travel Expenses: No travel expenses will be paid without prior approval. Travel Expenses will be paid only in accordance with the Company's effective policy covering such expenses.

9.3 No form of compensation including monthly billings or travel expenses will be paid until this Agreement and all other required documents are executed.

10. **Indemnity**

10.1 Employee shall indemnify, defend, and hold harmless Company from and against all claims and actions, and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons or other tortuous acts caused or contributed to by Company of anyone acting under its direction or control or on its behalf in the course of its performance under this Agreement, provided the Employee's aforesaid indemnity and hold harmless agreement shall not be applicable to any liability based upon the sole negligence of Company.

11. **Miscellaneous**:

11.1 This Agreement is governed by the laws of California.

11.2 This Agreement constitutes the entire agreement between the parties with respect to the subject matter.

11.3 All rights and remedies conferred under the Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

11.4 This Agreement can be terminated either by the company or by employee at any time.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year first above written.

HYDRODYNAMIC TECHNOLOGY, INC.

By ______________________

Roman Gordon, CEO

Employee

____

Varvara Grichko

Address: 11711 Collett Ave., Apt. 2025
Riverside, CA 92505